Exhibit 10.9

COMPENSATION POLICY

SATIXFY COMMUNICATIONS LTD.

Compensation Policy for Executive Officers and Directors

(As Adopted by the Shareholders on [______] [__], 2022)

A.	Overview and Objectives

1.	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of SatixFy Communications Ltd. (“SatixFy” or the “Company”), in accordance with the requirements of the Israeli Companies Law, 5759-1999 (the “Companies Law”).

Compensation is a key component of SatixFy’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance SatixFy’s value and otherwise assist SatixFy to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to SatixFy’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, those SatixFy’s directors who do not also serve as managers in the Company.

This policy is subject to applicable law and is not intended, and should not be interpreted, to limit or derogate from provisions of applicable law to the extent not permitted.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as SatixFy’s Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of SatixFy (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

2.	Objectives

SatixFy’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to SatixFy’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding SatixFy’s core values as part of motivated behavior. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Executive Officers with those of SatixFy’s shareholders in order to enhance shareholder value;

2.2.	To align a significant portion of the Executive Officers’ compensation with SatixFy’s short and long-term goals and performance;

2.3.	To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long term;

2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

2.6.	To maintain consistency in the way Executive Officers are compensated.

3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	Base salary, including any fixed amount paid by the Company to its Officers in return for work performed;

3.2.	Benefits;

3.3.	Cash bonuses;

3.4.	Equity based compensation;

3.5.	Change of control terms; and

3.6.	Retirement and termination terms.

4.	Overall Compensation - Ratio Between Fixed and Variable Compensation

4.1.	This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet SatixFy’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.	The total annual bonus and equity-based compensation of each Executive Officer in any calendar year shall not exceed 90% of the total compensation package paid to such Executive Officer in that year.

5.	Inter-Company Compensation Ratio

5.1.	In the process of drafting and updating this Policy, SatixFy’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of SatixFy’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.	The possible ramifications of the Ratio on the daily working environment in SatixFy were examined and will continue to be examined by SatixFy from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in SatixFy.

B.	Base Salary and Benefits

6.	Base Salary

6.1.	A base salary provides stable compensation to Executive Officers and allows SatixFy to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior professional experience, qualifications, company’s role, business responsibilities and the past performance of each Executive Officer.

6.2.	Since a competitive base salary is essential to SatixFy’s ability to attract and retain highly skilled professionals, SatixFy will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in the telecommunications sectors which are similar in their characteristics to SatixFy’s, as much as possible, while considering, among others, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization, number of employees and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee at least every two years. To that end, SatixFy shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to an Executive Officer of SatixFy with compensation packages in similar positions to that of the relevant officer) in such companies. Such compensation survey may be conducted internally or through an external independent consultant.

6.3.	The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment.

7.	Benefits

7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.	Vacation days in accordance with market practice;

7.1.2.	Sick days in accordance with market practice;

7.1.3.	Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to SatixFy’s practice and the practice in peer group companies;

7.1.5.	Contribution on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to SatixFy’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6.	Contribution on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to SatixFy’s policies and procedures and to the practice in peer group companies.

7.2.	Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.	In events of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits shall include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.	SatixFy may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with SatixFy’s policies and procedures.

C.	Cash Bonuses

8.	Annual Cash Bonuses - The Objective

8.1.	Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with SatixFy’s objectives and business goals. Therefore, a pay-for-performance element, as payout eligibility and levels are determined based on actual financial and operational results, as well as individual performance.

8.2.	An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) at the beginning of each calendar year, or upon engagement, in case of newly hired Executive Officers, taking into account SatixFy’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each calendar year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in SatixFy’s business environment, a significant organizational change, a significant merger and acquisition events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the calendar year.

8.3.	In the event the service of an Executive Officer is terminated prior to the end of a fiscal year, SatixFy may (but shall not be obligated to) pay such Executive Officer a full annual cash bonus or a prorated one.

8.4.	The actual annual cash bonus to be awarded to Executive Officers shall be approved by the Compensation Committee and the Board.

9.	Annual Cash Bonuses - The Formula

Executive Officers other than the CEO

9.1.	The annual cash bonus of SatixFy’s Executive Officers, other than the chief executive officer (the “CEO”), will be based on performance objectives and a discretionary evaluation of the Executive Officer’s overall performance by the CEO and subject to minimum thresholds. The performance objectives will be approved by SatixFy’s Compensation Committee and Board of Directors on the basis of, but not limited to, company, division and individual objectives. The performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs. The Company may also grant annual cash bonuses to its Executive Officers on a discretionary basis.

9.2.	The target annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 100 % of such Executive Officer’s annual base salary.

9.3.	The maximum annual cash bonus including for overachievement performance that an Executive Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 150% in of such Executive Officer’s annual base salary.

CEO

9.4.	The annual cash bonus of SatixFy’s CEO will be mainly based on performance measurable objectives and subject to minimum thresholds as provided in Section 8.2 above. Such performance measurable objectives will be determined annually by SatixFy’s Compensation Committee (and, if required by law, by SatixFy’s Board) on the basis of, but not limited to, company and personal objectives. These performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as revenues, sales, operating income, cash flow or Company’s annual operating plan and long-term plan. In addition, SatixFy may grant the CEO a bonus of up to three (3) monthly base salaries or up to 25% of the total Variable Compensation, at the sole discretion of SatixFy’s Compensation Committee and Board, based on the CEO’s contribution to SatixFy.

9.5.	The minority portion of the annual cash bonus granted to SatixFy’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.6.	The target annual cash bonus that the CEO will be entitled to receive for any given calendar year, will not exceed 150% of his or her annual base salary.

9.7.	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given calendar year, will not exceed 200% of his or her annual base salary.

10.	Other Bonuses

10.1.	Special Bonus. SatixFy may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances or special recognition in case of retirement) or as a retention award at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). The Special Bonus will not exceed 200%] of the Executive Officer’s annual base salary. A Special Bonus can be paid, in whole or in part, in equity in lieu of cash and the value of any such equity component of a Special Bonus shall be determined in accordance with Section 13.3 below

10.2.	Signing Bonus. SatixFy may grant a newly recruited Executive Officer a signing bonus at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). The Signing Bonus will not exceed 150% of the Executive Officer’s annual base salary.

10.3.	Relocation/ Repatriation Bonus. SatixFy may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). The Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

10.4.	Discretion Regarding Reducing a Bonus. The Compensation Committee and the Board of Directors of SatixFy shall be entitled, in exceptional cases, at their discretion, to reduce or cancel a bonus to an Executive Officer.

11.	Compensation Recovery (“Clawback”)

11.1.	In the event of an accounting restatement, SatixFy shall be entitled to recover from its Executive Officers (whether or not employed by the Company at such time) the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by SatixFy prior to the second anniversary of fiscal year end of the restated financial statements.

11.2.	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:

11.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

11.2.2.	The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.

11.3.	Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws.

D.	Equity Based Compensation

12.	The Objective

12.1.	The equity-based compensation for SatixFy’s Executive Officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of SatixFy and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.	The equity-based compensation offered by SatixFy is intended to be in a form of share options and/or other equity-based awards, such as RSUs, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.	All equity-based incentives granted to Executive Officers shall be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest gradually over a period of between two (2) to four (5) years or based on performance. The exercise price of options shall be determined in accordance with SatixFy’s policies, the main terms of which shall be disclosed in the annual report of SatixFy.

12.4.	All other terms of the equity awards shall be determined in accordance with SatixFy’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s awards, including, without limitation, in connection with a corporate transaction involving a change of control, subject to any additional approval as may be required by the Companies Law. Awards may also be exercised by a method of net exercise.

13.	General Guidelines for the Grant of Awards

13.1.	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer and such other criteria as determined by the Compensation Committee and the Board (and in the case of the CEO - also the Company’s general meeting of shareholders).

13.2.	In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and Board shall consider the factors specified in Section 13.1 above, and in any event the total fair market value of an annual equity-based compensation shall not exceed with respect to the CEO 400% of his or her annual base salary and (ii) with respect to each of the other Executive Officers—the higher of 300% of his or her annual base salary.

13.3.	The fair market value of the equity-based compensation for the Executive Officers (including, for the sake of clarity, Board members) will be determined according to acceptable valuation practices at the time of approval of the grant by the Board by dividing the fair market value by the number of vesting years.

13.4.	The Board considered the possibility of determining a ceiling for the exercise value of the equity-based compensation and decided, taking into account the purpose of the equity-based compensation, not to set such a ceiling in this Policy.

E.	Retirement and Termination of Service Arrangements

14.	Advanced Notice Period

SatixFy may provide an Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement prior notice of termination of up to twelve (12) months in the case of the CEO and up to six (6) months in the case of other Executive Officers, during which period the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation. SatixFy shall be entitled to waive the employment or service of an Executive Officer during the course of the prior notice period, in whole or in part, provided that it continues to make all of the payments and provide all benefits s/he is due under his/her employment agreement and applicable law. Alternatively, SatixFy shall be entitled to terminate the Executive Officer’s service without prior notice provided that the Company pays the Executive Officer, on the date of the termination of his employment, payments that shall not be less than the payments he is owed in lieu of the prior notice period (and, without limitation salary, vacation days and all payments and benefits he is due under this employment agreement and applicable law).

15.	Adjustment Period

SatixFy may provide (but is not obligated to, unless otherwise required by applicable law) an additional adjustment period of up to six (6) months to an Executive Officer, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

16.	Additional Retirement and Termination Benefits

SatixFy may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

17.	Non-Compete Grant

Upon termination of service and subject to applicable law, SatixFy may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with SatixFy for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12).

18.	Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above shall not exceed the Executive Officer’s monthly base salary multiplied by twenty four (24). The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy.

F.	Exculpation, Indemnification and Insurance

19.	Exculpation

SatixFy may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-à-vis SatixFy, to the fullest extent permitted by applicable law.

20.	Insurance and Indemnification[1]

20.1.	SatixFy may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and SatixFy, all subject to applicable law and the Company’s articles of association.

SatixFy will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

20.1.1.	The limit of liability of the insurer shall not exceed the greater of $100 million or 50% of the Company’s shareholders equity based on the most recent financial statements of SatixFy at the time of approval by the Compensation Committee; and

The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering SatixFy’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

20.2.	Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), SatixFy shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

20.2.1.	The limit of liability of the insurer shall not exceed the greater of $100 million or 50% of the Company’s shareholders equity based on the most recent financial statements of SatixFy at the time of approval by the Compensation Committee;

The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

20.3.	SatixFy may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:

20.3.1.	The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G.	Arrangements Upon Change of Control

21.	The following benefits may be granted to the Executive Officers in addition to the benefits applicable in the case of any retirement or termination of service upon, or in connection with, a “Change of Control” as shall be defined in the respective incentive plan or employment or service agreement:

21.1.	Vesting acceleration of outstanding options or other equity-based awards;

21.2.	Extension of the exercising period of equity-based compensation for SatixFy’s Executive Officer for a period of up to one (1) year in case of an Executive Officer other than the CEO and two (2) years in case of the CEO, following the date of service termination; and

21.3.	Up to an additional six (6) months of continued base salary and benefits following the date of service termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period shall be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.

21.4.	A cash bonus not to exceed 150% of the Executive Officer’s annual base salary. in case of an Executive Officer other than the CEO and 200% in case of the CEO.

H.	Board of Directors Compensation

22.	The following benefits may be granted to SatixFy’s Board members:

22.1.	All of SatixFy’s Board members, excluding the chairman of the Board, may be entitled to an annual cash fee retainer of up to US$ 75,000, committee membership annual cash fee retainer of up to US$ 20,000 and committee chairperson annual cash fee retainer of up to US$ 35,000 (it is being clarified that the payment for the chairpersons would be in lieu of (and not in addition) to the payments referenced above for committee membership). The chairperson of SatixFy’s Board may be entitled to an annual cash fee retainer of up to US$ 1,500,000.

Board members may also receive cash payments of up to US$ 2,500 for attendance at each meeting of the board of directors and at each of its committees whether in person or by teleconference or other electronic means and cash payments of up to US$ 1,500 for each written consent of the board of directors and of each of its committees.

22.2.	The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

22.3.	Notwithstanding the provisions of Sections 22.1 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 22.1.

22.4.	Each member of SatixFy’s Board (excluding the chairman of the Board) may be granted an initial equity-based award in a market value of up to US$ 300,000 and annual grants in a market value of up to US$ 200,000 each. The equity-based awards shall vest annually over a period of between one (1) to four (4) years.

22.5.	The chairperson of SatixFy’s Board may be granted an initial equity-based award in a market value of up to US$ 400,000 and annual grants in a market value of up to US$ 250,000 each. The equity-based awards shall vest annually over a period of between one (1) to four (4) years.

The chairperson of SatixFy’s Board may also be granted annual and other bonuses in accordance with Sections 9 and 10 of this Policy as if s/he were an Executive Officer other than the CEO, provided that references to “Base Salary” in those sections shall be deemed to refer to the annual cash fee retainer of the chairperson.

22.6.	In addition, members of SatixFy’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

22.7.	The compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers of the Company or provide other services to the Company. [2]

I.	Miscellaneous

23.	Nothing in this Policy shall be deemed to grant any of SatixFy’s Executive Officers or employees or any third party any right or privilege in connection with their employment by the Company. Such rights and privileges shall be governed by the respective personal employment agreements. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted and is authorized to cancel or suspend a compensation package or part of it.

24.	An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to SatixFy not exceeding an amount equal to three (3) monthly base salaries of such employee.

25.	In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, SatixFy may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

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This Policy is designed solely for the benefit of SatixFy and none of the provisions thereof are intended to provide any rights or remedies to any person other than SatixFy.